Exhibit (l)

BOSTON MANAGEMENT AND RESEARCH Two International Place Boston, MA 02110 (617) 482-8260

May 5, 2009

Multi-Sector Portfolio Two International Place Boston, MA 02110 Ladies and Gentlemen:

     With respect to our purchase from you, at the purchase price of $105,000, of an interest (an “Initial Interest”) in Multi-Sector Portfolio (the “Portfolio”), we hereby advise you that we are purchasing such Initial Interest for investment purposes and do not intend to withdraw the Initial Interest within the next 24 months.

Very truly yours, BOSTON MANAGEMENT AND RESEARCH By: /s/ Robert J. Whelan Robert J. Whelan Treasurer and Vice President